Exhibit 99.1

3756 Central Avenue Riverside, CA 92506 (951) 686-6060

PROVIDENT FINANCIAL HOLDINGS REPORTS
THIRD QUARTER FISCAL 2012 EARNINGS

Net Income Increases by 26% (Sequential Quarter)

Net Interest Margin Increases by Six Basis Points

Core Deposits (Transaction Accounts) Increase by 9%

Non-Performing Assets Decline by 33%

Net Charge-Offs Decline by 17%

Repurchased 180,733 Shares of Common Stock

Riverside, Calif. – April 26, 2012 – Provident Financial Holdings, Inc. (“Company”), NASDAQ GS: PROV, the holding company for Provident Savings Bank, F.S.B. (“Bank”), today announced third quarter earnings for the fiscal year ending June 30, 2012.
            For the quarter ended March 31, 2012, the Company reported net income of $2.33 million, or $0.21 per diluted share (on 11.19 million average shares outstanding), compared to net income of $2.34 million, or $0.20 per diluted share (on 11.43 million average shares outstanding), in the comparable period a year ago.  The slight decrease in net income for the third quarter of fiscal 2012 was primarily attributable to an increase of $3.18 million in compensation expenses and a decrease of $1.09 million in the gain on sale of premises and equipment, largely offset by an increase of $3.46 million in the gain on sale of loans and a decrease of $1.07 million in the provision for loan losses, compared to the comparable period one year ago.
“Overall, we are pleased with our current operating results although we are always looking for ways to improve.  We are well-positioned for growth but have been limited to some degree because the economic recovery has progressed very slowly,” said Craig G. Blunden, Chairman and Chief Executive Officer of the Company.  “The mortgage banking business remains strong and we are effectively executing on our strategy to increase the percentage of our mortgage business from the retail channel.”
As of March 31, 2012, the Bank exceeded all regulatory capital requirements with Tier 1 leverage, Tier 1 risk-based and Total risk-based capital ratios of 10.75 percent, 17.76 percent and 19.03 percent, respectively.  As of June 30, 2011, these ratios were 10.53 percent, 16.30 percent and 17.56 percent, respectively.  For each of these periods, the Bank’s capital ratios exceeded the minimum required ratios to be deemed “well-capitalized” (5.00 percent for Tier 1 leverage, 6.00 percent for Tier 1 risk-based and 10.00 percent for Total risk-based capital ratios).
Return on average assets for the third quarter of fiscal 2012 increased to 0.73 percent from 0.69 percent for the same period of fiscal 2011, while return on average stockholders’ equity for the third quarter of fiscal 2012 decreased to 6.50 percent from 6.79 percent for the comparable period of fiscal 2011.
On a sequential quarter basis, the third quarter net income of fiscal 2012 reflects a 26 percent increase from net income of $1.85 million in the second quarter of fiscal 2012.  The increase in net income in the third quarter of fiscal 2012 was primarily attributable to an increase of $4.24 million in the gain on sale of loans, partly offset by an increase of

$1.97 million in compensation expenses as compared to the second quarter of fiscal 2012.  Diluted earnings per share for the third quarter of fiscal 2012 increased by 31% to $0.21 per share from $0.16 per share in the second quarter of fiscal 2012.  Return on average assets increased to 0.73 percent for the third quarter of fiscal 2012 from 0.57 percent in the second quarter of fiscal 2012; and return on average stockholders’ equity for the third quarter of fiscal 2012 was 6.50 percent, compared to 5.16 percent for the second quarter of fiscal 2012.
For the nine months ended March 31, 2012, net income decreased to $6.50 million from $11.12 million in the comparable period ended March 31, 2011; and diluted earnings per share for the nine months ended March 31, 2012 decreased to $0.57 from $0.98 for the comparable nine-month period last year.  The return on average assets for the nine months ended March 31, 2012 decreased to 0.67 percent from 1.08 percent for the comparable nine-month period a year earlier.  The return on average stockholders’ equity for the nine months ended March 31, 2012 decreased to 6.06 percent from 11.04 percent for the comparable nine-month period a year earlier.
Net interest income before the provision for loan losses decreased $196,000, or two percent, to $8.98 million in the third quarter of fiscal 2012 from $9.17 million for the same quarter of fiscal 2011, due to a decrease of $51.7 million, or four percent, to $1.24 billion in average earning assets, partly offset by a six basis point increase in the net interest margin.  Non-interest income increased $2.65 million, or 31 percent, to $11.31 million in the third quarter of fiscal 2012 from $8.66 million in the same quarter of fiscal 2011.  Non-interest expenses increased $3.59 million, or 33 percent, to $14.60 million in the third quarter of fiscal 2012 from $11.01 million in the same quarter in fiscal 2011.

The increases in non-interest income and non-interest expense relate primarily to mortgage banking operations.
The average balance of loans outstanding, including loans held for sale, decreased by $24.2 million, or two percent, to $1.04 billion in the third quarter of fiscal 2012 as compared to the same quarter of fiscal 2011.  The average yield on loans receivable decreased by 46 basis points to 4.71 percent in the third quarter of fiscal 2012 from an average yield of 5.17 percent in the same quarter of fiscal 2011.  The decrease in the average loan yield was primarily attributable to payoffs of loans which had a higher yield than the average yield of loans held for investment, adjustable rate loans repricing to lower current market interest rates and the higher average balance of loans held for sale with a lower average yield.  The average balance of loans held for sale in the third quarter of fiscal 2012 was $199.1 million as compared to $138.1 million in the same quarter last year; and the average yield was 3.93% and 4.27%, respectively.  Loans originated and purchased for investment in the third quarter of fiscal 2012 totaled $11.6 million, consisting primarily of multi-family and commercial real estate loans.  The outstanding balance of “preferred loans” (multi-family, commercial real estate, construction and commercial business loans) decreased by $36.4 million, or eight percent, to $393.1 million at March 31, 2012 from $429.5 million at March 31, 2011.  There were no construction loans outstanding at March 31, 2012, compared to $400,000 outstanding at March 31, 2011.  The percentage of preferred loans to total loans held for investment at March 31, 2012 increased slightly to 46 percent from 45 percent at March 31, 2011.  Loan principal payments received in the third quarter of fiscal 2012 were $26.8 million, compared to $19.7 million in the same quarter of fiscal 2011.  In addition, real estate acquired in the settlement of loans (real estate owned), gross of any allowances, in the third quarter of fiscal 2012 declined to $7.2 million, compared to $10.6 million in the same quarter of fiscal 2011.
The average balance of investment securities decreased by $4.8 million, or 17 percent, to $23.8 million in the third quarter of fiscal 2012 from $28.6 million in the same quarter of fiscal 2011.  The decrease was attributable primarily to $3.6 million of principal payments received on mortgage-backed securities during the last 12 months.  The average yield on investment securities decreased 47 basis points to 2.12 percent in the third quarter of fiscal 2012 from 2.59 percent in the same quarter of fiscal 2011.  The decline in average yield was primarily attributable to the downward repricing of adjustable rate mortgage-backed securities.
In February 2012, the Federal Home Loan Bank (“FHLB”) – San Francisco announced a partial redemption of excess capital stock held by member banks and a cash dividend.  As a result, a total of $1.2 million of excess capital stock was redeemed at par and a $30,000 cash dividend was received by the Bank in the third quarter of fiscal 2012.  This is comparable to the same quarter last year when the Bank received a $1.2 million stock redemption and a $22,000 cash dividend.
The average balance of the Company’s interest-earning deposits, primarily cash with the Federal Reserve Bank of San Francisco, decreased $17.9 million, or 11 percent, to $149.5 million in the third quarter of fiscal 2012 from $167.4 million in the same quarter of fiscal 2011.  The Bank maintains high levels of cash and cash equivalents in response to the uncertain operating environment and to fund its mortgage banking operations.  The decrease in the average balance was due primarily to the utilization of the funds for a higher average balance of loans held for sale.  The average yield earned on interest-earning deposits was 0.25% in the third quarter of fiscal 2012, much lower than the yield that could have been earned if the excess liquidity was deployed in loans or investment securities.
Average deposits increased $22.2 million, or two percent, to $960.0 million in the third quarter of fiscal 2012 from $937.8 million in the same quarter of fiscal 2011.  The average cost of deposits decreased by 20 basis points to 0.84 percent in the third quarter of fiscal 2012 from 1.04 percent in the same quarter last year, primarily due to higher costing time deposits repricing to lower current market interest rates and a reduction in rates paid on transaction account balances (“core deposits”).  Core deposits increased by $43.2 million, or nine percent, to $513.5 million at March 31, 2012 from $470.3 million at March 31, 2011, consistent with the Bank’s strategy to decrease the percentage of time deposits in its deposit base and to increase the percentage of lower cost checking and savings accounts.  Time deposits decreased $15.4 million, or three percent, to $461.3 million at March 31, 2012 from $476.7 million at March 31, 2011.  As of March 31, 2012, the remaining outstanding balance of brokered deposits was $12.2 million, compared to $19.6 million as of March 31, 2011.
The average balance of borrowings, which consisted of FHLB – San Francisco advances, decreased $91.3 million, or 37 percent, to $157.4 million in the third quarter of fiscal 2012 and the average cost of advances decreased 24 basis points to 3.74 percent in the third quarter of fiscal 2012, compared to an average balance of $248.7 million and an average cost of 3.98 percent in the same quarter of fiscal 2011.  The decrease in borrowings was primarily attributable to scheduled maturities.

The net interest margin during the third quarter of fiscal 2012 increased six basis points to 2.91 percent from 2.85 percent in the same quarter last year.  The increase was primarily due to the decline in the average cost of liabilities outpacing the declining yield of interest-earning assets.  The declining yield of interest-earning assets was attributable to the downward repricing of loans and investment securities, partly offset by a lower level of excess liquidity invested at a nominal yield.  The decline in the average cost of liabilities was primarily due to the downward repricing of deposits to current market interest rates and a decline in the average cost of borrowings attributable primarily to the scheduled maturities during the period.
During the third quarter of fiscal 2012, the Company recorded a provision for loan losses of $1.62 million, compared to the $2.69 million provision for loan losses during the same period of fiscal 2011 and the $1.13 million provision recorded in the second quarter of fiscal 2012 (sequential quarter).
Non-performing assets, with underlying collateral primarily located in Southern California, decreased to $38.2 million, or 2.97 percent of total assets, at March 31, 2012, compared to $57.3 million, or 4.28 percent of total assets, at March 31, 2011 and $45.5 million, or 3.46 percent of total assets, at June 30, 2011.  Non-performing loans at March 31, 2012 were primarily comprised of 88 single-family loans ($26.8 million); five commercial real estate loans ($3.3 million); four multi-family loans ($1.3 million); one other mortgage loan ($522,000); and seven commercial business loans ($218,000).  Real estate owned acquired in the settlement of loans at March 31, 2012 was comprised of 20 single-family properties ($4.9 million), two commercial real estate properties ($356,000), one developed lot ($399,000) and four undeveloped lots ($385,000).  Net charge-offs for the quarter ended March 31, 2012 were $4.26 million or 1.64 percent (annualized) of average loans receivable, compared to $5.14 million or 1.94 percent (annualized) of average loans receivable for the quarter ended March 31, 2011 and $2.94 million or 1.02 percent (annualized) of average loans receivable for the quarter ended December 31, 2011 (sequential quarter).
Classified assets at March 31, 2012 were $61.5 million, comprised of $13.3 million in the special mention category, $42.1 million in the substandard category and $6.1 million in real estate owned.  Classified assets at June 30, 2011 were $66.6 million, comprised of $12.9 million in the special mention category, $45.4 million in the substandard category and $8.3 million in real estate owned.
For the quarter ended March 31, 2012, six loans for $3.1 million were re-underwritten and modified from their original terms, and were identified as restructured loans.  This compares to the same quarter last year when the Bank modified eight loans for $3.6 million.  As of March 31, 2012, the outstanding balance of restructured loans was $28.5 million:  20 loans are classified as pass, are not included in the classified asset totals described earlier and remain on accrual status ($8.3 million); four loans are classified as special mention and remain on accrual status ($4.9 million); and 45 loans are classified as substandard ($15.3 million total, with 43 of the 45 loans or $14.5 million on non-accrual status).  As of March 31, 2012, $22.9 million, or 80 percent, of the restructured loans are current with respect to their payment status.
The allowance for loan losses was $24.3 million at March 31, 2012, or 2.86 percent of gross loans held for investment, compared to $30.5 million at June 30, 2011, or 3.34 percent of gross loans held for investment.  Management believes that, based on currently available information, the allowance for loan losses is sufficient to absorb potential losses inherent in loans held for investment as of March 31, 2012.
In compliance with the Office of the Comptroller of the Currency’s regulatory reporting requirements which do not recognize specific valuation allowances, the Bank modified its charge-off policy on impaired loans during the quarter ended March 31, 2012.  Historically, the Bank established a specific valuation allowance for impaired loans at the time of impairment based upon the estimated fair value of the underlying collateral, less disposition costs, in comparison to the loan balance.  The actual loan charge-off was not recorded until the foreclosure process was complete.  Under the modified policy, losses on loans are charged-off in the period the loans, or portion thereof, are deemed uncollectible, generally after the loan becomes 180 days delinquent for real estate secured first trust deed loans and 120 days delinquent for commercial business or real estate secured second trust deed loans.  The amount of the charge-off is determined by comparing the loan balance to the estimated fair value of the underlying collateral, less disposition costs, with the loan balance in excess of the estimated fair value charged-off against the allowance for loan losses.  Both methods are acceptable under Generally Accepted Accounting Principles.  The modification to the charge-off policy resulted in $990,000 of additional charge-offs in the third quarter of fiscal 2012 but had no impact to the allowance for loans losses or provision for loan losses because these charge-offs were timely identified in previous periods and were included in the Corporation’s loss experience as part of the evaluation of the allowance for loan losses in those prior periods.

Non-interest income increased to $11.31 million in the third quarter of fiscal 2012 compared to $8.7 million in the same period of fiscal 2011, primarily the result of a $3.46 million increase in the gain on sale of loans, partly offset by a $1.09 million gain on sale of premises and equipment in the same period of fiscal 2011, which was not replicated in fiscal 2012.  On a sequential quarter basis, non-interest income increased $4.00 million, primarily the result of a $4.24 million increase in the gain on sale of loans.
The gain on sale of loans increased to $10.14 million for the quarter ended March 31, 2012 from $6.68 million in the comparable quarter last year, reflecting the impact of a higher loan sale volume and a higher average loan sale margin.  Total loan sale volume was $637.8 million in the quarter ended March 31, 2012, up 36% from $469.6 million in the comparable quarter last year.  The average loan sale margin for mortgage banking was 165 basis points for the quarter ended March 31, 2012, compared to 142 basis points in the comparable quarter last year.  The gain on sale of loans includes an unfavorable fair-value adjustment on loans held for sale and derivative financial instruments (commitments to extend credit, commitments to sell loans, commitments to sell mortgage-backed securities, and option contracts) that amounted to a net loss of $(1.31) million in the third quarter of fiscal 2012, as compared to a favorable fair-value adjustment that amounted to a net gain of $1.42 million in the same period last year.  The gain on sale of loans for the third quarter of fiscal 2012 includes an $811,000 recourse provision for loans sold that are subject to repurchase, compared to a $1.24 million recovery from the recourse reserve in the comparable quarter of fiscal 2011.  As of March 31, 2012, the recourse reserve for loans sold that are subject to repurchase was $5.9 million, up from $4.1 million at March 31, 2011 and $4.2 million at June 30, 2011.

In the third quarter of fiscal 2012, a total of $583.6 million of loans were originated and purchased for sale, 38 percent higher than $423.9 million for the same period last year, but seven percent lower than the $628.9 million in the second quarter of fiscal 2012 (sequential quarter).  The loan origination volume remains favorable from a historical perspective as a result of continued liquidity in the secondary mortgage markets particularly in FHA/VA, Fannie Mae and Freddie Mac loan products and relatively low mortgage interest rates.  Total loans sold during the quarter ended March 31, 2012 were $623.4 million, 45 percent higher than $430.9 million during the same quarter last year, but eight percent lower than the $674.3 million sold during the second quarter of fiscal 2012 (sequential quarter).  Total loan originations (including loans originated and purchased for investment and loans originated and purchased for sale) were $595.2 million in the third quarter of fiscal 2012, an increase of 38 percent from $432.0 million in the same quarter of fiscal 2011, and eight percent lower than the $649.3 million in the second quarter of fiscal 2012 (sequential quarter).
The sale and operations of real estate owned acquired in the settlement of loans resulted in a net loss of $(215,000) in the third quarter of fiscal 2012, as compared to a net loss of $(550,000) in the comparable period last year.  Twenty-four real estate owned properties were sold in the quarter ended March 31, 2012 compared to 39 real estate owned properties sold in the same quarter last year.  Eighteen real estate owned properties were acquired in the settlement of loans during the third quarter of fiscal 2012, compared to 25 real estate owned properties acquired in the settlement of loans in the comparable period last year.  As of March 31, 2012, the real estate owned balance was

$6.1 million (26 properties), compared to $10.7 million (64 properties) at March 31, 2011 and $8.3 million (54 properties) at June 30, 2011.
Non-interest expenses increased to $14.60 million in the third quarter of fiscal 2012 from $11.01 million in the same quarter last year, primarily as a result of an increase in compensation, premises and equipment, professional, sales and marketing and other operating expenses, partly offset by lower deposit insurance premiums resulting from an improvement in the Bank’s risk category rating and the change in methodology of calculating the premium.  The increase in compensation and other operating expenses was due primarily to mortgage banking loan production; and the increase in premises and equipment was due primarily to increases in maintenance costs and office lease expenses.
The Company’s efficiency ratio increased to 72 percent in the third quarter of fiscal 2012 from 62 percent in the third quarter of fiscal 2011.  The increase was the result of an increase in non-interest expense and a decrease in net interest income, partly offset by an increase in non-interest income.
The Company’s tax provision was $1.73 million for the third quarter of fiscal 2012, down slightly from $1.80 million in the same quarter last year.  The effective income tax rate for the quarter ended March 31, 2012 was 42.7 percent as compared to 43.5 percent in the same quarter last year.  The Company believes that the tax provision recorded in the third quarter of fiscal 2012 reflects its current income tax obligations.
The Company repurchased 180,733 shares of its common stock during the quarter ended March 31, 2012 at an average cost of $10.18 per share.  As of March 31, 2012, a total of 512,403 shares have been purchased (at an average cost of $9.47 per share), or 90% of the shares authorized in the July 2011 stock repurchase plan, leaving 58,529 shares available for future purchases.  Additionally, on April 19, 2012, the Company announced the April 2012 five percent (5%) stock repurchase plan which will become effective at the earlier of July 21, 2012 or the completion of the July 2011 stock repurchase plan.
The Bank currently operates 14 retail/business banking offices in Riverside County and San Bernardino County (Inland Empire) with the 15th office preliminarily scheduled to open in June 2012 in La Quinta, California.  Provident Bank Mortgage operates wholesale loan production offices in Pleasanton and Rancho Cucamonga, California and retail loan production offices in City of Industry, Escondido, Fairfield, Glendora, Hermosa Beach, Pleasanton, Rancho Cucamonga (2), Riverside (4), Roseville and San Rafael, California.
The Company will host a conference call for institutional investors and bank analysts on Friday, April 27, 2012 at 9:00 a.m. (Pacific) to discuss its financial results.  The conference call can be accessed by dialing 1-800-288-8960 and requesting the Provident Financial Holdings Earnings Release Conference Call.  An audio replay of the conference call will be available through Friday, May 11, 2012 by dialing 1-800-475-6701 and referencing access code number 245701.
For more financial information about the Company please visit the website at www.myprovident.com and click on the “Investor Relations” section.

Safe-Harbor Statement
This press release and the conference call noted above contain statements that the Company believes are “forward-looking statements.” These statements relate to the Company’s financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make.  Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially include, but are not limited to the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Board of Governors of the Federal Reserve System and our bank subsidiary by the Office of Comptroller of the Currency or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; our ability to attract and retain deposits; further increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach;  our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our branch expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common stock; adverse changes in the securities markets;  inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and the other risks described in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2011.

Contacts:	Craig G. Blunden	Donavon P. Ternes
	Chairman and	President, Chief Operating Officer,
	Chief Executive Officer	and Chief Financial Officer

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Financial Condition (Unaudited –In Thousands, Except Share Information)
	March 31, 2012	June 30, 2011

Assets
Cash and cash equivalents	$187,007	$142,550
Investment securities – available for sale at fair value	23,541	26,193
Loans held for investment, net of allowance for loan losses of
$24,260 and $30,482, respectively	825,325	881,610
Loans held for sale, at fair value	182,624	191,678
Accrued interest receivable	3,316	3,778
Real estate owned, net	6,084	8,329
FHLB – San Francisco stock	23,410	26,976
Premises and equipment, net	6,202	4,805
Prepaid expenses and other assets	29,454	28,630

Total assets	$1,286,963	$1,314,549

Liabilities and Stockholders’ Equity
Liabilities:
Non interest-bearing deposits	$56,121	$45,437
Interest-bearing deposits	918,682	900,330
Total deposits	974,803	945,767

Borrowings	146,560	206,598
Accounts payable, accrued interest and other liabilities	22,281	20,441
Total liabilities	1,143,644	1,172,806

Stockholders’ equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)
	-	-
     Common stock, $.01 par value (40,000,000 and 40,000,000 shares authorized, respectively; 17,619,865 and 17,610,865 shares issued, respectively; 11,013,972 and 11,418,654 shares
          outstanding, respectively)

	176	176
Additional paid-in capital	86,621	85,432
Retained earnings	153,517	148,147
Treasury stock at cost (6,605,893 and 6,192,211 shares, respectively)
	(97,608)	(92,650)
Accumulated other comprehensive income, net of tax	613	638

Total stockholders’ equity	143,319	141,743

Total liabilities and stockholders’ equity	$1,286,963	$1,314,549

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Financial Condition – Sequential Quarter (Unaudited –In Thousands, Except Share Information)
	March 31, 2012	December 31, 2011

Assets
Cash and cash equivalents	$187,007	$133,507
Investment securities – available for sale at fair value	23,541	24,106
Loans held for investment, net of allowance for loan losses of
$24,260 and $26,901, respectively	825,325	845,476
Loans held for sale, at fair value	182,624	226,790
Accrued interest receivable	3,316	3,570
Real estate owned, net	6,084	7,853
FHLB – San Francisco stock	23,410	24,585
Premises and equipment, net	6,202	5,962
Prepaid expenses and other assets	29,454	26,710

Total assets	$1,286,963	$1,298,559

Liabilities and Stockholders’ Equity
Liabilities:
Non interest-bearing deposits	$56,121	$51,785
Interest-bearing deposits	918,682	902,071
Total deposits	974,803	953,856

Borrowings	146,560	176,573
Accounts payable, accrued interest and other liabilities	22,281	25,260
Total liabilities	1,143,644	1,155,689

Stockholders’ equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)
	-	-
     Common stock, $.01 par value (40,000,000 and 40,000,000 shares authorized, respectively; 17,619,865 and 17,610,865 shares issued, respectively; 11,013,972 and 11,175,761 shares
          outstanding, respectively)

	176	176
Additional paid-in capital	86,621	86,265
Retained earnings	153,517	151,633
Treasury stock at cost (6,605,893 and 6,435,104 shares, respectively)
	(97,608)	(95,757)
Accumulated other comprehensive income, net of tax	613	553

Total stockholders’ equity	143,319	142,870

Total liabilities and stockholders’ equity	$1,286,963	$1,298,559

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Operations (Unaudited - In Thousands, Except Earnings Per Share)
	Quarter Ended March 31,		Nine Months Ended March 31,

	2012	2011	2012	2011
Interest income:
Loans receivable, net	$12,205	$13,715	$38,215	$44,164
Investment securities	126	185	407	643
FHLB – San Francisco stock	30	22	68	88
Interest-earning deposits	93	104	227	234
Total interest income	12,454	14,026	38,917	45,129

Interest expense:
Checking and money market deposits	147	225	523	801
Savings deposits	184	257	600	884
Time deposits	1,683	1,930	5,413	6,165
Borrowings	1,464	2,442	5,101	8,587
Total interest expense	3,478	4,854	11,637	16,437

Net interest income, before provision for loan losses	8,976	9,172	27,280	28,692
Provision for loan losses	1,622	2,693	3,726	4,618
Net interest income, after provision for loan losses	7,354	6,479	23,554	24,074

Non-interest income:
Loan servicing and other fees	256	298	564	697
Gain on sale of loans, net	10,138	6,680	23,311	25,459
Deposit account fees	609	633	1,838	1,933
Loss on sale and operations of real estate owned acquired in the settlement of loans	(215)	(550)	(106)	(1,608)
Gain on sale of premises and equipment	-	1,086	-	1,086
Card and processing fees	306	312	946	940
Other	215	205	617	589
Total non-interest income	11,309	8,664	27,170	29,096

Non-interest expense:
Salaries and employee benefits	10,349	7,170	27,583	22,112
Premises and occupancy	915	786	2,743	2,410
Equipment	357	394	1,081	1,097
Professional expenses	540	356	1,428	1,157
Sales and marketing expenses	315	202	692	496
Deposit insurance and regulatory assessments	364	695	996	2,040
Other	1,757	1,409	4,851	4,252
Total non-interest expense	14,597	11,012	39,374	33,564

Income before taxes	4,066	4,131	11,350	19,606
Provision for income taxes	1,734	1,796	4,846	8,487
Net income	$2,332	$2,335	$6,504	$11,119

Basic earnings per share	$0.21	$0.20	$0.57	$0.98
Diluted earnings per share	$0.21	$0.20	$0.57	$0.98
Cash dividends per share	$0.04	$0.01	$0.10	$0.03

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Operations – Sequential Quarter (Unaudited – In Thousands, Except Share Information)
	Quarter Ended
	March 31,	December 31,
	2012	2011
Interest income:
Loans receivable, net	$12,205	$13,261
Investment securities	126	134
FHLB – San Francisco stock	30	20
Interest-earning deposits	93	37
Total interest income	12,454	13,452

Interest expense:
Checking and money market deposits	147	176
Savings deposits	184	191
Time deposits	1,683	1,824
Borrowings	1,464	1,755
Total interest expense	3,478	3,946

Net interest income, before provision for loan losses	8,976	9,506
Provision for loan losses	1,622	1,132
Net interest income, after provision for loan losses	7,354	8,374

Non-interest income:
Loan servicing and other fees	256	176
Gain on sale of loans, net	10,138	5,897
Deposit account fees	609	626
(Loss) gain on sale and operations of real estate owned acquired in the settlement of loans, net	(215)	77
Card and processing fees	306	309
Other	215	228
Total non-interest income	11,309	7,313

Non-interest expense:
Salaries and employee benefits	10,349	8,380
Premises and occupancy	915	956
Equipment	357	410
Professional expenses	540	455
Sales and marketing expenses	315	178
Deposit insurance premiums and regulatory assessments	364	461
Other	1,757	1,634
Total non-interest expense	14,597	12,474

Income before taxes	4,066	3,213
Provision for income taxes	1,734	1,359
Net income	$2,332	$1,854
Basic earnings per share	$0.21	$0.16
Diluted earnings per share	$0.21	$0.16
Cash dividends per share	$0.04	$0.03

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands, Except Share Information )
	Quarter Ended March 31,		Nine Months Ended March 31,
	2012	2011	2012	2011
SELECTED FINANCIAL RATIOS:
Return on average assets	0.73%	0.69%	0.67%	1.08%
Return on average stockholders’ equity	6.50%	6.79%	6.06%	11.04%
Stockholders’ equity to total assets	11.14%	10.42%	11.14%	10.42%
Net interest spread	2.78%	2.70%	2.78%	2.79%
Net interest margin	2.91%	2.85%	2.90%	2.92%
Efficiency ratio	71.96%	61.74%	72.31%	58.08%
Average interest-earning assets to average
interest-bearing liabilities	110.53%	108.45%	110.20%	107.84%

SELECTED FINANCIAL DATA:
Basic earnings per share	$0.21	$0.20	$0.57	$0.98
Diluted earnings per share	$0.21	$0.20	$0.57	$0.98
Book value per share	$13.01	$12.22	$13.01	$12.22
Shares used for basic EPS computation	11,130,331	11,399,375	11,317,725	11,379,292
Shares used for diluted EPS computation	11,194,815	11,434,869	11,365,165	11,394,341
Total shares issued and outstanding	11,013,972	11,418,654	11,013,972	11,418,654

LOANS ORIGINATED AND PURCHASED FOR SALE:
Retail originations	$233,101	$126,625	$660,922	$581,158
Wholesale originations and purchases	350,531	297,264	1,119,714	1,112,744
Total loans originated and purchased for sale	$583,632	$423,889	$1,780,636	$1,693,902

LOANS SOLD:
Servicing released	$621,151	$429,747	$1,773,297	$1,710,060
Servicing retained	2,205	1,144	10,068	1,329
Total loans sold	$623,356	$430,891	$1,783,365	$1,711,389

	As of	As of	As of	As of	As of
	03/31/12	12/31/11	09/30/11	06/30/11	03/31/11
ASSET QUALITY RATIOS AND DELINQUENT LOANS:
Recourse reserve for loans sold	$5,911	$5,301	$5,221	$4,216	$4,059
Allowance for loan losses	$24,260	$26,901	$28,704	$30,482	$34,478
Non-performing loans to loans held for investment, net	3.89%	3.72%	4.31%	4.21%	5.11%
Non-performing assets to total assets	2.97%	3.03%	3.36%	3.46%	4.28%
Allowance for loan losses to gross non- performing loans	57.34%	62.71%	57.61%	59.49%	54.19%
Allowance for loan losses to gross loans held for
investment	2.86%	3.08%	3.23%	3.34%	3.64%
Net charge-offs to average loans receivable (annualized)	1.64%	1.02%	1.04%	1.83%	1.94%
Non-performing loans	$32,141	$31,461	$37,055	$37,126	$46,649
Loans 30 to 89 days delinquent	$1,274	$3,066	$2,517	$2,057	$5,662

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited)
(Dollars in Thousands)	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	03/31/12	12/31/11	09/30/11	06/30/11	03/31/11
Recourse provision (recovery) for loans sold	$811	$672	$1,101	$402	$(1,236)
Provision for loan losses	$1,622	$1,132	$972	$847	$2,693
Net charge-offs	$4,263	$2,935	$2,750	$4,843	$5,140

	As of	As of	As of	As of	As of
	03/31/12	12/31/11	09/30/11	06/30/11	03/31/11
REGULATORY CAPITAL RATIOS (BANK):
Tier 1 leverage ratio	10.75%	10.68%	10.34%	10.53%	10.16%
Tier 1 risk-based capital ratio	17.76%	16.96%	15.65%	16.30%	14.82%
Total risk-based capital ratio	19.03%	18.21%	16.91%	17.56%	16.07%

	As of March 31,
	2012		2011
INVESTMENT SECURITIES:	Balance	Rate (1)	Balance	Rate (1)
Available for sale (at fair value):
U.S. government agency MBS	$12,665	2.03%	$15,050	2.54%
U.S. government sponsored enterprise MBS	9,585	2.41	10,716	2.56
Private issue collateralized mortgage obligations	1,291	2.51	1,366	2.63
Total investment securities available for sale	$23,541	2.21%	$27,132	2.55%

LOANS HELD FOR INVESTMENT:
Single-family (1 to 4 units)	$452,936	3.90%	$513,263	4.39%
Multi-family (5 or more units)	291,205	5.77	319,229	6.08
Commercial real estate	98,642	6.78	104,354	6.85
Construction	-	-	400	5.25
Other mortgage	756	5.38	1,531	5.69
Commercial business	3,284	7.03	5,515	7.20
Consumer	590	7.90	735	7.58
Total loans held for investment	847,413	4.89%	945,027	5.25%

Deferred loan costs, net	2,172		2,847
Allowance for loan losses	(24,260)		(34,478)
Total loans held for investment, net	$825,325		$913,396

Purchased loans serviced by others included above	$18,871	4.71%	$21,183	4.76%

DEPOSITS:
Checking accounts – non interest-bearing	$56,121	-%	$42,433	-%
Checking accounts – interest-bearing	206,965	0.17	186,907	0.37
Savings accounts	221,304	0.30	209,087	0.51
Money market accounts	29,140	0.39	31,832	0.62
Time deposits	461,273	1.46	476,676	1.65
Total deposits	$974,803	0.80%	$946,935	1.04%

(1)   The interest rate or yield/cost described in the rate or yield/cost column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited)
	As of March 31,
(Dollars in Thousands)	2012		2011
	Balance	Rate (1)	Balance	Rate (1)
BORROWINGS:
Overnight	$-	-%	$-	-%
Three months or less	30,000	3.70	25,000	5.00
Over three to six months	-	-	20,000	4.17
Over six months to one year	20,000	3.39	40,000	3.80
Over one year to two years	55,000	3.95	50,000	3.58
Over two years to three years	10,000	2.93	55,000	3.95
Over three years to four years	-	-	10,000	2.93
Over four years to five years	-	-	-	-
Over five years	31,560	3.71	31,611	3.72
Total borrowings	$146,560	3.70%	$231,611	3.90%

	Quarter Ended		Nine Months Ended
	March 31,		March 31,
SELECTED AVERAGE BALANCE	2012	2011	2012	2011
SHEETS:	Balance	Balance	Balance	Balance

Loans receivable, net (2)	$1,037,449	$1,061,647	$1,082,755	$1,124,377
Investment securities	23,803	28,593	24,767	31,586
FHLB – San Francisco stock	24,378	29,258	25,302	30,116
Interest-earning deposits	149,459	167,351	119,662	124,434
Total interest-earning assets	$1,235,089	$1,286,849	$1,252,486	$1,310,513
Total assets	$1,282,927	$1,346,335	$1,301,612	$1,373,917

Deposits	$960,035	$937,840	$956,614	$936,197
Borrowings	157,389	248,726	179,947	279,092
Total interest-bearing liabilities	$1,117,424	$1,186,566	$1,136,561	$1,215,289
Total stockholders’ equity	$143,548	$137,536	$143,222	$134,311

	Quarter Ended		Nine Months Ended
	March 31,		March 31,
	2012	2011	2012	2011
	Yield/Cost	Yield/Cost	Yield/Cost	Yield/Cost

Loans receivable, net (2)	4.71%	5.17%	4.71%	5.24%
Investment securities	2.12%	2.59%	2.19%	2.71%
FHLB – San Francisco stock	0.49%	0.30%	0.35%	0.39%
Interest-earning deposits	0.25%	0.25%	0.25%	0.25%
Total interest-earning assets	4.03%	4.36%	4.14%	4.59%

Deposits	0.84%	1.04%	0.91%	1.12%
Borrowings	3.74%	3.98%	3.77%	4.10%
Total interest-bearing liabilities	1.25%	1.66%	1.36%	1.80%

(1) The interest rate or yield/cost described in the rate or yield/cost column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.

(2) Includes loans held for investment and loans held for sale at fair value, net of allowance for loan losses.

PROVIDENT FINANCIAL HOLDINGS, INC. Asset Quality (Unaudited – Dollars in Thousands)
	As of	As of	As of	As of	As of
	03/31/12	12/31/11	09/30/11	06/30/11	03/31/11
Loans on non-accrual status (excluding restructured loans):
Mortgage loans:
Single-family	$16,608	$15,483	$17,614	$16,705	$20,160
Multi-family	512	1,789	1,437	1,463	2,558
Commercial real estate	553	938	939	560	375
Construction	-	-	-	-	250
Total	17,673	18,210	19,990	18,728	23,343

Accruing loans past due 90 days or more:	-	-	-	-	-
Total	-	-	-	-	-

Restructured loans on non-accrual status:
Mortgage loans:
Single-family	10,213	11,424	13,940	15,133	17,185
Multi-family	776	490	490	490	2,368
Commercial real estate	2,739	365	1,660	1,660	2,405
Other	522	972	972	972	1,203
Commercial business loans	218	-	3	143	145
Total	14,468	13,251	17,065	18,398	23,306

Total non-performing loans	32,141	31,461	37,055	37,126	46,649

Real estate owned, net	6,084	7,853	7,300	8,329	10,659
Total non-performing assets	$38,225	$39,314	$44,355	$45,455	$57,308

Restructured loans on accrual status:
Mortgage loans:
Single-family	$9,505	$10,092	$12,940	$15,589	$19,929
Multi-family	3,653	4,168	4,172	3,665	914
Commercial real estate	880	2,772	1,473	1,142	536
Other	-	-	236	237	-
Commercial business loans	35	219	189	125	90
Total	$14,073	$17,251	$19,010	$20,758	$21,469